NORTHERN TRUST SECURITIES, INC.

SPECIAL CUSTODY ACCOUNT CONTROL AGREEMENT
(MARGIN ACCOUNT TRANSACTIONS)

THIS SPECIAL CUSTODY ACCOUNT CONTROL AGREEMENT (this “Agreement”) is dated as of June 9, 2011, by and among  Wilshire Mutual Funds, Inc., on behalf of the Wilshire Large Cap Core Plus Fund (“Customer”),  a separate series of an open-end diversified, management investment company organized under the laws of  Maryland with its principal place of business at 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401; The Northern Trust Company (“Custodian), a bank or trust company organized under the laws of Illinois with its principal place of business at 50 South LaSalle Street, Chicago, Il.;   Northern Trust Securities, Inc., a corporation organized under the laws of Delaware with its principal place of business at 50 South LaSalle Street, Chicago, IL (“Northern Trust”): and National Financial Services LLC (“NFS”) concerns Customer’s account no.’s NT1-540668, NT1-540676 and NT1-540684 on the books and records of the Custodian.

WHEREAS, Customer is a separate series of an investment company registered under the Investment Company Act of 1940 and is permitted by applicable law and its own governing documents and investment policies to purchase and sell securities on margin through broker-dealers;

WHEREAS, Northern Trust is an introducing broker-dealer registered with the Securities and Exchange Commission (the “SEC”) under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”) and several national securities exchanges including the New York Stock Exchange (“NYSE”), and maintains accounts with its clearing broker, National Financial Services LLC (“NFS”), for the purchase and sale of securities;

WHEREAS, NFS is a broker-dealer registered with the SEC under Section 15 of the Exchange Act, and is a member of FINRA and several national securities exchanges including NYSE, and acts as the clearing broker-dealer for Northern Trust and in such capacity  extends credit to clients of Northern Trust, such as Customer, in accordance with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of the FINRA and NYSE, other such self-regulatory entities and the various exchanges, and other applicable margin requirements (collectively, the “Margin Rules”);

WHEREAS, Customer desires to execute securities transactions from time to time through Northern Trust, including, but not limited to, purchases of securities and Short Sales (defined below) using securities borrowed from or through Northern Trust and/or NFS;

WHEREAS, Customer has agreed to pledge, from time to time, a portion of the securities which comprise its total portfolio of assets currently held by Custodian pursuant to a custody, investment management, or other agency agreement between Customer and Custodian (the “Master Custody Agreement”) to NFS as Collateral (defined below) to secure performance of Customer’s obligations to NFS, to execute Northern Trust’s form of margin account application and agreement, including a Portfolio Margin Supplement, as well as a Prime Brokerage Services Agreement in order to open multiple brokerage accounts with Northern Trust on NFS’ books, in which Customer shall be permitted to trade on margin and to execute Short Sales; and

WHEREAS, Custodian has agreed to open a separate sub account under the Master Custody Agreement (a Special Custody Account (as defined in Section 2(a) below) to maintain the Collateral pursuant to the terms of this Agreement and subject to NFS’ security interest.

NOW, THEREFORE, Customer, Custodian, Northern Trust and NFS hereby agree as follows:

1.             DEFINITIONS

As used herein, the following terms have the following meanings:

(1)           “Adequate Margin” means Collateral having such value as is adequate, under the Margin Rules and in accordance with the policies of NFS, to secure the Secured Obligations.  For purposes of this definition, Collateral shall be valued by NFS, as specified in Section 2(d) below.

(2)           “Advice from Broker” or “Advice” means a written notice sent or transmitted by a facsimile or e-mail sending device by Northern Trust and/or NFS to Customer or Custodian, except that an Advice sent to Customer (i) requesting initial or additional Collateral, or (ii) with respect to Northern Trust’s ability to effect a Short Sale for Customer, may be given orally by Northern Trust or NFS, as applicable, to a person designated by Customer in writing (which shall not be Custodian) as its authorized representative to receive such Advice (or, in the event such person is not available, to any officer of the Customer).  With respect to any Short Sale or Closing Transaction, the Advice from Broker shall include a confirmation in the form normally used by Northern Trust or NFS for that type of transaction.  A list which set forth the names of Northern Trust’s and NFS’ employees who are authorized to send an Advice from Northern Trust and NFS, respectively, are attached hereto as Appendix A, which such list(s) may be amended from time to time in a writing signed by Northern Trust or NFS, as applicable, and delivered by fax or mail to Customer and Custodian.  When used herein, the term “Advice” means the act of sending an Advice from Northern Trust or NFS.

(3)           “Business Day” shall mean a day on which Custodian, Customer, NFS and Northern Trust are each open for regular business.

(4)           “Closing Transaction” is a transaction in which Customer purchases securities which have previously been sold short by Customer, in order to close out a Short Sale.

(5)           “Collateral” shall mean any Security or Security Entitlement having loan value under the Margin Rules; subject, however, to the right of  NFS to value such Collateral in accordance with Section 2(d) below.

(6)           “Control” shall have the meaning assigned to such term in Section 8-106 of Revised Article 8 (as defined below).

(7)           “Default” has the meaning assigned to that term in Section 5 below.

(8)           “DTC” means the Depository Trust Company or any successor thereto.

(9)           “DTC Participant” means any Person that is eligible to maintain, and does maintain, one or more accounts with DTC or a Person having an affiliated company of such Person who maintains such a DTC account used for such Person.

(11)         “Entitlement Holder” shall have the meaning assigned to such term in Section 8-102(a) of Revised Article 8.

(12)         “Entitlement Order” shall have the meaning assigned to such term in Section 8-102(a) of Revised Article 8.

(13)         “Fed” means a Federal Reserve Bank.

(14)         “Fed Member” means any Person that is eligible to maintain, and does maintain, one or more book-entry accounts in the name of such Person with the Fed or a Person having an affiliated company of such Person who maintains such a Fed account used for such Person.

(15)         “Federal Book Entry Regulations” means the provisions for the creation and perfection of security interests in Federal Book Entry Securities contained in Subpart O of the General Regulations Governing U.S. Securities, 31 C.F.R. 306.115 through 306.122 (or any successor regulation).

(16)         “Federal Book Entry Securities” means securities maintained in the form of entries on the records of the Fed.

(17)         “Insolvency” as applied to Customer means any of the following: (i) Customer has failed to pay its debts as such debts become due or has admitted in writing its inability to pay its debts or has made a general assignment for the benefit of creditors; (ii)(A) any proceeding has been instituted by or against Customer seeking (under any law relating to bankruptcy, insolvency or reorganization, relief of debtors or similar law, whether now or hereafter from time to time in effect in the United States, any State or political subdivision thereof or any other jurisdiction): (1) to adjudicate it bankrupt or insolvent or (2) the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or (3) the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property and (B) in the case of any such proceeding instituted against it (but not instituted by it) that is being contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or more, or any of the actions sought in such proceedings (including without limitation, the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property) shall occur; or (iii) Customer has taken any corporate or other action to authorize, or shall approve, consent to or acquiesce in, any of the actions set forth above in this definition.

(18)         “Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed by Customer and delivered to Custodian, Northern Trust or NFS or transmitted thereto by a facsimile sending device or by registered mail.  An officer of Customer will certify to Custodian, Northern Trust and NFS the names and signatures of those persons authorized to sign the Instructions, which certification may be amended from time to time by Customer, but shall only become effective with respect to instructions sent to Northern Trust, NFS or Custodian when acknowledged by Northern Trust, NFS or Custodian, as applicable.

(19)         “Instruct” shall mean the act of Customer’s sending an Instruction to Custodian, Northern Trust or NFS.

(20)         “Margin Account” means all accounts opened by Customer with Northern Trust on NFS’ books and which is approved by Northern Trust and NFS for trading on margin (including portfolio margin), and any prime brokerage accounts, in accordance with the terms of the Margin Agreement and the Prime Brokerage Services Agreement.

(21)         “Margin Agreement” means the Margin Account Application and Agreement (including the Portfolio Margin Supplement), as provided to Customer by Northern Trust, which is entered into by Customer to open a Margin Account with Northern Trust on NFS’ books.

(22)         “Prime Brokerage Services Agreement” means the Prime Brokerage Services Agreement, as provided to Customer by Northern Trust, which is entered into by Customer to have a prime brokerage arrangement with respect to the Margin Account.

(23)         “Margin Rules” means the margin requirements of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of FINRA and NYSE, other such self-regulatory entities and the various exchanges, and other applicable margin requirements.

(24)         “NYUCC” means the Uniform Commercial Code, as then in effect in the State of New York.

(25)         “Person” means an individual, partnership, limited liability company, corporation, firm, business trust, joint stock company, trust, unincorporated or other association, joint venture, company, division of a corporation, governmental authority or other entity of whatever nature.

(26)         “Revised Article 8” means Article 8 of the NYUCC, as then in effect in the State of New York.

(27)         “Revised Article 9” means Article 9 of the NYUCC, as then in effect in the State of New York.

(28)         “Right” (or “Rights”) means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, NFS’ Security Interest as provided in Section 2(e) below).

(29)         “Rule 15c3-3” means Rule 15c3-3 (as amended from time to time) adopted by the SEC under the Exchange Act.

(30)         “Secured Obligations” means any and all obligations of Customer to NFS (whether now existing, or arising from time to time hereafter), under the terms of the Margin Agreement, the Prime Brokerage Services Agreement and/ or this Agreement.

(31)         “Security” (or “Securities”) shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8; provided, however, that such terms shall include a Security Entitlement or Security Entitlements except where otherwise specifically provided or where the context otherwise requires.

(32)         “Security Entitlement” shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8.

(33)         “Security Interest” shall have the meaning assigned to that term in Section 2(e) below.

(34)         “Short Sale” (or “Short Sales”) shall mean any sale by the Customer of a security which the Customer does not own or any sale which is consummated by the delivery of a security borrowed from or through Northern Trust and/or NFS.

(35)         “Uncertificated Security” (or “Uncertificated Securities”) shall have the meaning assigned to that term in Section 8-102(a) of Revised Article 8.

2.           SPECIAL CUSTODY ACCOUNT

(a)   Opening a Special Custody Account.  Custodian, in its capacity as a Securities Intermediary (as defined in Section 8-102(a) of Revised Article 8), shall open under the account governed by the Master Custody Agreement a separate special custody sub-account on its books, such account to be entitled “Special Custody Account for National Financial Services LLC, for the benefit of Wilshire Large Cap Core Plus Fund of the Wilshire Mutual Funds, Inc.; Collateral for Margin Account Transactions” (the “Special Custody Account”). Custodian shall hold in the Special Custody Account, upon the terms of this Agreement, all of the Collateral (subject to the Security Interest of NFS) and all monies or other property paid on or distributed with respect thereto (subject, however, to the rights of the Customer in or to any such monies or property set forth in Section 4(b) hereof) or realized on the sale of any portion thereof.  The Special Custody Account shall be a Securities Account (as defined in Section 8-501(a) of Revised Article 8) in the name of the Customer and within the sole dominion and Control of NFS in accordance with the terms of this Agreement.  The terms of the Master Custody Agreement, including those governing investment of cash, exercise of investment authority by the Customer or any investment manager(s), delivery and receipt of securities, cash or other property by Custodian in settlement of purchases, sales or other transfers or upon capital calls, redemptions, maturities, tenders and other corporate actions, and payments of the fees and expenses of the Custodian, shall continue to apply to the Special Custody Account, except to the extent specifically otherwise provided in this Agreement.  For the removal of doubt,  Custodian shall not have a lien or any rights of set-off with respect to any Collateral in the Special Custody Account.  For the avoidance of doubt, this Agreement does not affect Custodian’s lien on all other assets, securities or accounts of Customer that are not held in the Special Custody Account established hereunder.  In the event there are conflicts between the Master Custody Agreement and this Agreement, the provisions of this Agreement shall control.

(b)   Maintenance of Adequate Margin in the Special Custody Account.  Customer shall deposit Collateral, as required by NFS to meet Adequate Margin requirements, into the Special Custody Account.  Such Collateral shall be delivered in such amount and form and to the Special Custody Account as follows: If the margin call is made on or prior to 10:00 a.m. (New York time) on any Business Day, then the margin call must be met by the close of business on that Business Day; if the margin call is made after 10:00 a.m. (New York time) on any Business Day, the margin call must be met by the close of business on the following Business Day (the “Margin Maintenance Timing requirements”).  Customer agrees to Instruct Custodian (and

Custodian agrees to comply with such Instructions) to deposit the  specific securities which Customer from time to time pledges to NFS into the Special Custody Account, and Custodian agrees (subject to the terms hereof) to maintain such  securities in the Special Custody Account.

(c)           Additional Obligations of Custodian.  Custodian shall (1) identify such deposited securities on its books and records as being subject to the Security Interest (as defined in Section 2(e) below) of NFS , (2) hold such securities as Securities Intermediary hereunder, (3) treat such securities, for purposes of Revised Article 8, as Financial Assets (as defined in Section 8-102(a) thereof ), to the extent that Revised Article 8 may be applicable thereto, and (4) release such securities only in accordance with the terms of this Agreement or as required by applicable law.  The Custodian shall take such actions with respect to any Collateral and other assets in the Special Custody Account (including, without limitation, the delivery thereof to NFS  without the payment of money or value, if so requested by NFS), as Northern Trust or NFS shall, in accordance with the terms hereof, so direct in an Advice from Northern Trust or NFS, and in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d)           Valuation of Collateral.  For purposes of this Agreement, NFS shall value the Collateral and other assets in the Special Custody Account as it shall determine from time to time in its sole discretion, and NFS retains the right to give no value to certain Collateral as it may deem necessary for its protection.  Customer shall ensure that the value, as so determined, of the Collateral on deposit at any time in the Special Custody Account is at least equal to the Adequate Margin for the Secured Obligations related thereto.  Customer represents and warrants to Northern Trust and NFS that any Collateral consisting of securities shall be at all times in good, freely deliverable and transferable form (or Custodian shall have the unrestricted power to put such securities into good, freely deliverable and transferable form) in accordance with the requirements of such exchanges and other markets as may be the primary market or markets for such Collateral.

(e)           Security Interest. Customer hereby grants to NFS a continuing lien on and security interest (the “Security Interest”) in: (i) all Collateral and any proceeds thereof and distributions thereon; (ii) any other property in the Special Custody Account; and (iii) its Margin Account(s), including any prime brokerage account(s)  and other accounts with Northern Trust and/or NFS (if any) held on NFS’ books, to secure the Customer’s obligations to Northern Trust and NFS under this Agreement, the Margin Agreement, and the Prime Brokerage Services Agreement.

(f)            Deposit of Collateral by Customer. Northern Trust and/or NFS shall notify Customer in an Advice when the value (or type and/or amount, if applicable) of Collateral on deposit in the Special Custody Account is inadequate to secure Customer’s Secured Obligations related thereto.  Upon an Advice from Northern Trust and/or NFS that the value (or type and/or amount, if applicable) of the Collateral in the Special Custody Account is less than the Adequate

Margin for such Secured Obligations related thereto, Customer shall promptly deposit therein additional Collateral with a value sufficient to remedy such deficiency.

(g)           Release of Collateral by Custodian; Excess Collateral. Custodian agrees to release Collateral or other assets to the Customer from the Special Custody Account only upon receipt of an Advice from NFS.  NFS shall periodically and upon request notify Customer and Custodian in an Advice when the Collateral in the Special Custody Account is in excess of the Adequate Margin then required for the Secured Obligations related thereto.  At Customer's or Custodian’s request, NFS shall direct Custodian (via an Advice to Custodian for such purposes) to transfer such excess Collateral in an amount and value determined by NFS from the Special Custody Account to another account of Customer at Custodian or at another financial institution.  Notwithstanding the foregoing, Customer understands that the value of the Collateral remaining in the Special Custody Account must at all times constitute Adequate Margin to secure the Secured Obligations of NFS  related thereto, and NFS shall have no obligation to release Collateral or other property from the Special Custody Account at any time when there is not Adequate Margin to cover all of Customer’s Secured Obligations to NFS (whether such Secured Obligations are related to the Special Custody Account or otherwise).  Other than as a result of Custodian’s gross negligence or willful misconduct, Custodian shall have no responsibility or liability for determining whether an Advice is in compliance with this Agreement, and  Customer, NTSI  and NFS hereby authorize Custodian to comply with any such Advice.  Customer, NTSI and NFS shall each be solely responsible for ensuring that only its respective authorized persons transmit an Advice to Custodian.

(h)           Substitution of Collateral.  Upon request of the Customer, NFS may agree to permit an item or items of Collateral or other assets in the Special Custody Account to be released from the Special Custody Account (and shall promptly provide an Advice to Custodian and Customer for such purposes) upon the deposit into the Special Custody Account by the Customer of additional Collateral sufficient to maintain the value of the Collateral in the Special Custody Account in an amount which is at least equal to Adequate Margin as determined by NFS.  Such Advice will not be given prior to the deposit of such additional Collateral.  The item or items of Collateral so released by NFS shall be transferred from the Special Custody Account to an account of Customer at Custodian or another financial institution.

(i)            Confirmations. Custodian will (1) confirm in writing to Northern Trust, NFS and Customer, within one Business Day, all pledges, releases or substitutions of Collateral, and (2) will supply Northern Trust, NFS and Customer with a monthly statement of Collateral in the Special Custody Account and the transactions in the Special Custody Account during the preceding month.  Custodian will also advise Northern Trust, NFS or Customer, upon anyone’s request at any time, of the kind and amount of Collateral in the Special Custody Account, it being understood that Custodian shall have no responsibility to value any assets in the Special Custody Account. The monthly statement provided by Custodian to NFS shall reflect the following account title as set forth in 2(a) of this Agreement (or in an abbreviated format, if approved by

NFS), “Special Custody Account for National Financial Services LLC for the benefit of Wilshire Large Cap Core Plus Fund of the Wilshire Mutual Funds, Inc., Collateral for Margin Account Transactions”.

(j)           Accounts and Records. Custodian shall maintain accounts and records for the Collateral in the Special Custody Account in accordance with laws and regulations applicable to it and in accordance with its duties under this Agreement.  Custodian confirms and agrees that it will make entries in its books of account showing the first priority Security Interest of NFS in the Collateral.  The Collateral and other assets in the Special Custody Account shall be the property of the Customer, but subject to the rights and interests of NFS set forth herein.

(k)           Reporting. Customer hereby consents and the Custodian agrees to provide NFS access via Custodian’s online portal to view current and historical activity and positions in the Special Custody Account. Custodian also agrees to provide NFS with secure transmissions at the close of each Business Day detailing all activity (i.e., deposits, withdrawals, interest, dividends, corporate actions, etc.) and ending balances for all cash and securities in the Special Custody Account. The transmissions shall include commonly accepted security identifiers (CUSIP) or NFS’ identifier if none exists, differentiate between the types of activity and applicable processing and as-of dates. The transmission shall be in a mutually agreeable format and delivered in a manner that complies with NFS’ data security requirements.

3.            CUSTOMER’S USE OF MARGIN FOR SHORT SALES.

(a)           Short Sales. Prior to or promptly following execution of this Agreement by the parties hereto, Customer shall execute a Margin Agreement as well as Prime Brokerage Services Agreement and Northern Trust shall open one or more Margin Accounts on NFS’ books, as Northern Trust’s clearing broker-dealer, in Customer’s name.  From time to time, Customer may place orders in its Margin Accounts for Short Sales and may conduct all other activities permitted therein under the Margin Agreement and Prime Brokerage Services Agreement.  Prior to the acceptance of any such orders, Northern Trust shall advise Customer of their ability to borrow the relevant securities, and execution of Short Sale orders shall be contingent thereon.

It is understood and agreed that Customer, when placing with Northern Trust any order to sell short for Customer's account, will designate the order as such, and Customer hereby authorizes Northern Trust to mark such order as being “short”.  When placing with Northern Trust any order to sell long for Customer's account, Customer will designate the order as such and hereby authorizes Northern Trust to mark such order as being “long”.  Any sell order designated by Customer as “long” shall constitute a representation by Customer that the securities are then owned by Customer, that Customer does not intend to settle the transaction with borrowed securities, and that the sale is otherwise properly designated as a “long” sale under the rules of the SEC.  If such securities are not then deliverable by Northern Trust and/or NFS from any account of Customer, the placing of such order shall constitute a representation by Customer that it is impracticable for Customer to deliver such securities to Northern Trust and/or NFS at that time, but that Customer shall deliver them by the settlement date, or as soon as possible thereafter (but, in any event, on or before the day required for delivery under the Margin Rules).

4.            RIGHTS AND DUTIES OF CUSTODIAN.

(a)           Generally. Custodian shall receive and hold in the Special Custody Account, as Securities Intermediary and upon the terms of this Agreement, all Collateral and other assets deposited into the  Special Custody Account and, except as provided in Section 4(b) below, shall receive and hold in the Special Custody Account property paid on, distributed on or substituted in respect of, such Collateral or realized on the sale or other disposition of such Collateral.  Custodian may hold the assets in the Special Custody Account through DTC or other custodians, depositories or intermediaries in accordance with best industry practices, with or without indicating that the assets are being held pursuant to this Agreement; provided, however, that all Collateral and other assets held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and the first priority Security Interest of NFS  therein, and shall be in a form that permits transfer without additional authorization or consent of Customer.

(b)           Dividends and Interest. Any dividends paid on, distributions (including stock, if applicable) made on or interest paid with respect to the Collateral or other assets held in the Special Custody Account shall, when collected, be paid by Custodian to Customer or Customer's designee; provided, however, that upon Advice of Northern Trust and/or NFS to Custodian that a Default, as defined in Section 5 hereof, has occurred and is continuing (and so long as Northern Trust and/or NFS shall not have Advised Custodian that such Default is no longer continuing), Custodian shall hold or release such dividends, distributions and interest in accordance with the terms of such Advice.  Notwithstanding the foregoing, Customer is not entitled to receive nor does Customer have any right to retain any dividends paid on, distributions (including stock, if applicable) or interest with respect to long positions of any Securities or other assets deposited to the Margin Account by NFS or Northern Trust, even if made inadvertently.  If, however, Customers’ Margin Account is short any Securities or other assets, Customer will be responsible for the proceeds (short charge) related to any dividend, distribution or interest payment.

(c)           Corporate Actions Services; Reorganization Events; Proxy Voting.   Any corporate action and/or reorganization events with respect to the Collateral or other assets held in the Special Custody Account, including those with potential economic impact on the beneficial shareholder, shall be processed by Custodian as directed by the Customer and, when collected, be paid by Custodian to Customer or Customer's designee; provided, however, that upon Advice of Northern Trust and/or NFS to Custodian that a Default, as defined in Section 5 hereof, has occurred and is continuing (and so long as Northern Trust and/or NFS shall not have Advised Custodian that such Default is no longer continuing), Custodian shall hold or release any payments or other assets received (i.e., warrants, rights, stock, etc) with respect to such corporate action or reorganization event in accordance with the terms of such Advice.  In addition, Custodian shall be responsible for fulfilling all annual meeting, proxy voting and consent gathering communications requested by any issuer on behalf of Customer and as directed by Customer, including, but not limited to, all non-voting beneficial shareholder communications requested by issuers.

Notwithstanding the foregoing, Customer is not entitled to receive, nor does Customer have any right to retain, any amounts/assets paid on (including warrants, eights, stock, etc. if applicable) with respect to long positions of any Securities or other assets  that may be deposited to the Margin Account by NFS or Northern Trust nor submit any proxy vote or instructions for any voluntary event. In the event Custodian or Customer submits an instruction or vote, Custodian shall be fully responsible for any liabilities associated with the event.  Customer also does not have any rights with respect to the submission of proxy votes for amounts/assets that may be deposited to the Margin Account, even if made or sent inadvertently by NFS or Northern Trust.  If, however, Customers’ Margin Account is short any Securities or other assets, Customer will be responsible for the proceeds (short charge) related to any such payment.

(d)           Compensation. Custodian shall be paid by Customer for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Custodian.

5.            DEFAULT

In the event (each a “Default”) of: (i) failure by Customer to perform any obligation (A) under this Agreement, including, without limitation, the failure to maintain Adequate Margin in the Special Custody Account as herein required, or (B) under the Margin Agreement and/or Prime Brokerage Services Agreement, including, without limitation, the failure to return to Northern Trust and/or NFS, in a timely manner (as specified in the Margin Agreement and/or the Margin Rules) identical securities to the ones previously borrowed from or through Northern Trust and/or NFS by Customer to conduct a Short Sale (whether or not Customer has received notice of such recall,; (ii) notification by Customer or Custodian to Northern Trust and/or NFS of Customer’s inability to or intention not to perform any obligation hereunder or Customer’s disaffirmation, rejection or repudiation of any obligation hereunder; (iii) material breach by Customer of any of its representations, warranties or covenants contained in Section 8 hereof; or (iv) Customer's Insolvency; then, upon any such Default, NFS, shall have the right to:

(1)            Effect a Closing Transaction for any Securities.

(2)           Remove any Collateral or other assets from any Special Custody Account and register such Collateral or other assets in NFS’ name or in the name of NFS’ Financial Intermediary, Securities Intermediary, agent or nominee (not including Custodian) or any of their nominees;

(3)           Exercise any voting, conversion, registration, purchase or other Rights of a holder of any Collateral or other assets in the Special Custody Account, and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder;

(4)           Collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral or other assets in the Special Custody Account and compromise or settle with any obligor of such instruments; and

(5)           Exercise any and all rights and remedies provided under the Margin Agreement and/or Prime Brokerage Services Agreement (including, but not limited to, the ability to liquidate Collateral in the Special Custody Account within the time periods required by applicable Margin Rules), Revised Article 8 and Revised Article 9 or otherwise available to NFS under applicable law.

Northern Trust and/or NFS shall not sell any Collateral or other assets held in the Special Custody Account under this Section 5 until and unless there has been a Default, as defined above.  Northern Trust and/or NFS shall provide Custodian an Advice, stating that the conditions precedent to NFS’ right to receive Collateral (including without limitation all proceeds thereof) and all other assets in the Special Custody Account free of payment have occurred.  Upon receiving such an Advice, Custodian shall promptly deliver such Collateral and other assets free of payment to NFS.  Custodian shall also provide prompt telephone notice to Customer of any receipt by Custodian of such an Advice; provided, however, that Custodian's failure to contact Customer shall in no way affect Custodian’s obligation to deliver, or NFS’ right to receive delivery of, such Collateral and other assets.

Each sale of Collateral may be made according to Northern Trust and/or NFS’ judgment and may be made at Northern Trust and/or NFS’ discretion, on the principal exchange or other market on which such Collateral normally trades, or in the event such principal exchange or market is closed in a manner commercially reasonable for selling such Collateral.

6.             LIMITATION OF LIABILITY

(a)           Limitation of Northern Trust’s and NFS’ Liability to Customer.  Northern Trust and NFS shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed or settled hereunder, or any other action taken or not taken by Northern Trust and/or NFS hereunder for Customer's account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Northern Trust or NFS’ gross negligence, willful misconduct or bad faith.  The Customer shall indemnify Northern Trust and NFS for, and hold them harmless against, any loss, liability or expense incurred by Northern Trust and/or NFS, without gross negligence, willful misfeasance or bad faith on the part of Northern Trust and/or NFS.  Northern

Trust and NFS shall in no event have any liability to Customer for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known by Northern Trust and/or NFS.  Northern Trust and NFS shall have no liability for losses or damages occurring by reasons directly or indirectly outside of the control of Northern Trust and/or NFS.

(b)           Limitation of Custodian's Liability and Limitation of Northern Trust and NFS’ Liability To Custodian. Custodian's duties and responsibilities are only as set forth in this Agreement.  Subject to Section 4(b), Custodian shall act only upon receipt of an Advice from NFS regarding release or substitution of Collateral (which Advice will not be unreasonably withheld). Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of gross negligence, and may rely upon (and shall be protected in acting upon) any Advice, notice, Instruction or other communication which it reasonably believes to be genuine and authorized.  As between Custodian, Northern Trust and NFS, Northern Trust shall, indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) arising out of any act or omission of Custodian in accordance with any notice or instruction of Northern Trust or NFS, respectively, under this Agreement, including any Advice therefrom, except for losses or liabilities arising out of Custodian's gross negligence, recklessness, willful misconduct or bad faith. As between Custodian, Northern Trust and NFS,  NFS shall, indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian arising out of  NFS’  gross negligence or willful misconduct with respect to any notice or instruction of NFS  to Custodian under this Agreement, including any Advice therefrom, except for losses or liabilities arising out of Custodian's gross negligence, recklessness, willful misconduct or bad faith.

Notwithstanding anything in this Agreement to the contrary, Northern Trust and NFS shall have no liability to Custodian for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known by Northern Trust or NFS.  Northern Trust and NFS shall have no liability for losses or damages occurring by reasons directly or indirectly outside of the control of Northern Trust or NFS.  The Customer shall indemnify Custodian for, and hold it harmless against, any loss, liability or expense incurred by Custodian, without gross negligence, willful misfeasance or bad faith on the part of Custodian.  Notwithstanding anything in this Agreement to the contrary, Custodian shall have no liability for any special, indirect or consequential damages, whether or not the likelihood of such loss or damages was known by Custodian.  Custodian shall have no liability for loss or damages occurring by reasons directly or indirectly outside of Custodian’s control.

This section 6 shall survive the termination of this Agreement.

7.            CUSTODIAN’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Custodian represents, warrants and covenants that:

(a)           it is duly organized and in good standing as a bank under the laws of the State of Illinois, and has made and shall continue to timely make all filings required thereby.

(b)           it is, and shall continue to maintain its status as, a “bank,” as such term is defined in Section 3(a)(6) of the Exchange Act, and Custodian shall promptly notify Northern Trust and NFS if it loses such status or it believes or has reason to believe that it shall or may do so at some point in the future.

(c)           Custodian is and will at all times remain, and will at all times maintain the Special Custody Account and all Collateral in its capacity as, (1) a Financial Intermediary and a Securities Intermediary having acknowledged the Security Interest of NFS, and (2) as appropriate, a Participant in the Depository Trust Company (“DTC”) or a Member of the Fed.  Custodian shall maintain all Collateral in its possession or, as applicable, with the DTC, the Fed or any such other clearing corporation as NFS may agree on with Custodian.  Custodian shall assure (in accordance with industry practice) that all Collateral maintained by Custodian with or through DTC or any other clearing corporation (other than the Fed) is appropriately reflected in Custodian's accounts with DTC or other clearing corporation.  Custodian shall also assure (in accordance with industry practice) that all Collateral consisting of Federal Book Entry Securities is appropriately reflected in Custodian's book entry accounts with the Fed, including, without limitation, by virtue of the Fed making appropriate entries in its records with respect to such Collateral, all in accordance with the Federal Book Entry Regulations.

(d)           Custodian shall cause the Special Custody Account and the Collateral and other assets contained therein to be maintained separately on its books and records from all other accounts, cash, assets, properties, rights and items (including, without limitation, any other Collateral).

(e)           This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms.

(f)           The delivery of the Collateral to NFS does not require the payment of money or value to the Custodian and the Custodian acknowledges that the Collateral in its custody or control is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or any person claiming through the Custodian, other than NFS’ claim pursuant to this Agreement.  Custodian hereby waives any right, charge, security interest, lien or right to set-off of any kind which it may have or acquire with respect to any of the Collateral.  Custodian shall use reasonable efforts to notify Northern Trust, NFS and Customer as soon as reasonably possible if it receives any notice of levy, lien or court order purporting to affect the Collateral.

(g)           The Special Custody Account is, and Custodian has taken and shall continue to take all steps to ensure, in accordance with industry practice, that the Special Custody Account shall at all times remain, under the sole dominion and Control of NFS, subject to the terms of this Agreement.

(h)           Custodian will treat all Collateral as Financial Assets, and will treat NFS as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets specified in Part 5 of Revised Article 8), subject to the terms of this Agreement.  Custodian shall hold all Collateral for the benefit of NFS in its  capacity as secured party hereunder in accordance with the terms hereof, shall (subject to the terms of this Agreement) comply with any and all Entitlement Orders originated by NFS (without further consent by Customer, any other Entitlement Holder or any other Person), shall (subject to the terms of this Agreement) accept instructions as to the disposition of the Collateral and any other Entitlement Orders only from NFS and from no other Person (whether from Customer, any other Entitlement Holder or any other Person), and shall not release to Customer or any other Person (except as otherwise specified in this Agreement), dispose of, or pledge, re-pledge, hypothecate or re-hypothecate, or otherwise apply to the benefit of Custodian, Customer, any other Entitlement Holder or any other Person, any of the Collateral without the prior written consent of NFS thereto.

(i)           Custodian agrees to promptly comply with requests from FINRA for written verification of Collateral maintained by Custodian on behalf of NFS pursuant to this Agreement.

8.            CUSTOMER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Customer represents, warrants, and covenants that:

(a)(i)           it is a separate series of a corporation  duly organized and in good standing as an under the laws of the State of  Maryland  (ii) the corporation of which it is a series is duly registered as an investment company under the Investment Company Act of 1940; (iii) it has all rights, power and authority to enter into this Agreement; (iv) it conducts its business in accordance with applicable laws and regulations; (v) it agrees to notify Northern Trust and NFS promptly of any condition that may reasonably be expected to prevent Customer from fulfilling its obligations hereunder; and (vi) is not an affiliate of Custodian.

(b)           Customer is and at all times during the life of this Agreement shall be the lawful legal or beneficial owner of the Collateral, with full power and authority to grant the Security Interest to NFS and to bestow upon NFS, all the rights and remedies thereunto appertaining under applicable law or pursuant to this Agreement, to sell, transfer, assign, convey, contribute or otherwise dispose of, subject to the Security Interest and otherwise to deal with (in accordance with this Agreement and the Margin Agreement) the Special Custody Account and the assets therein which may from time to time constitute, or purport to constitute, Collateral, free of any and all Rights whatsoever (other than the Security Interest).  Securities pledged to NFS as Collateral shall be in good deliverable form or Custodian shall have the unrestricted power to put such securities into good deliverable form, and the Collateral will not be subject to any liens or encumbrances other than the lien in favor of NFS  contemplated hereby.

(c)           The Collateral is and will be freely transferable and assignable, and no portion of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge of the Collateral hereunder, or the sale or disposition of the Collateral pursuant hereto after the exercise by Northern Trust or NFS of any of their rights and remedies hereunder.

(d)     This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

(e)           NFS has , and will have a valid and enforceable perfected first-priority lien on and security interest in the Collateral, securing the Secured Obligations.  Customer has taken and shall continue to take all steps to ensure that the Special Custody Account will at all times remain under the sole dominion and Control of NFS.

(f)           The execution, delivery and performance of this Agreement, the Margin Agreement, and the Prime Brokerage Services Agreement, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer, (ii) violate or result in the breach of or default under the charter, bylaws or other organizational documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.

(g)           Except for the approval of Customer’s Board of Directors, which approval has been obtained, no consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement, the Margin Agreement and the Prime Brokerage Services Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Northern Trust and/or NFS of the Rights available to them under this Agreement, the Margin Agreement, the Prime Brokerage Services Agreement or at law.

(h)           Customer hereby appoints and constitutes Northern Trust and/or NFS, their successors and assigns as Customer's agents and attorneys-in-fact for the purpose of carrying out the provisions of this Agreement, and of taking any action or executing any instrument that Northern Trust or NFS considers necessary or desirable for such purpose, including, whether or not a Default has occurred, the power to endorse and deliver Securities certificates in the name and on behalf of Customer, to execute and deliver instructions in the name and on behalf of Customer to the issuers of Uncertificated Securities and to execute and file in the name and on behalf of Customer financing statements (which may be photocopies of this Agreement) and continuations and amendments to financing statements in any State of the United States, as well as Forms 3, 4, 5 and 144 and Schedules 13D and 13G under the Securities Act of 1933 or the Exchange Act with the SEC; provided, however, that Northern Trust and NFS shall have no obligation to Customer to make any such filings unless Northern Trust or NFS specifically agrees to do so at the request of Customer, and so informs Customer in an Advice which identifies specifically which filing Northern Trust or NFS shall make and stating that Northern Trust or NFS has agreed to make such filing at Customer’s request.  If Customer fails to perform any act required by this Agreement, Northern Trust or NFS may perform such act in the name and on behalf of Customer, at Customer's expense, which shall be chargeable to Customer and shall constitute a Secured Obligation.

(i)           Customer shall not, without the written consent of NFS, take any action in respect of the Collateral if such action would require the release of, or would adversely affect, any Collateral, the Security Interest therein or the rights of NFS and its affiliates therein or with respect thereto.

(j)           Any Rights that Customer may have in the Collateral shall be subject in all respects to the Security Interest in accordance with this Agreement.

(k)           Customer acknowledges that the following shall constitute NFS’ disclosure to Customer that: in the event of the bankruptcy or insolvency of NFS, the securities held in the Special Custody Account likely will be viewed as part of the estate of NFS and included in the pool of customer property available to satisfy the claims of all customers of NFS on a pro rata basis.

9.            TERMINATION

(a)           Any of the parties hereto may terminate this Agreement for any reason upon thirty (30) days notice in writing to the other parties hereto; provided, however, that (i) the status of any Short Sales or other Secured Obligations of Customer to NFS, and of Collateral and other assets maintained in the Special Custody Account held at the time of such notice to margin any such Short Sales or other transactions of Customer, shall not be affected by such termination until such Collateral and other assets held by Custodian pursuant to this Agreement, the Margin Agreement and the Prime Brokerage Agreement have been released either in accordance with the terms of this Agreement or pursuant to applicable law or applicable rules or regulations of any self-regulatory organization to which NFS is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Northern Trust (for the benefit of NFS) or NFS directly, all Secured Obligations then outstanding; and (iii) Custodian shall not be entitled to terminate this Agreement until the earlier of (A) 90 days from the date Custodian gives Northern Trust and NFS notice of an intent to terminate or (B) a successor special custody account has been established for the Special Custody Account on terms acceptable to Northern Trust and NFS, and the Collateral and other assets in the Special Custody Account have been delivered to such successor special custody account.  In the event a successor custodian has not been appointed prior to the effective time of any termination by Custodian pursuant to the preceding sentence, Custodian shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to NFS directly, all Secured Obligations then outstanding, including, but not limited to, any debit balance, short mark-to-market and /or buy-in for a loss,  pursuant to the terms of the Margin Agreement, the Prime Brokerage Services Agreement and/ or this Agreement.

(b)           The Security Interest shall terminate (i) with respect to Collateral or other assets released or paid pursuant to this Agreement, upon such release or payment, and (ii) in any other case, upon the indefeasible payment in full in cash to NFS of all Secured Obligations then outstanding. Any Collateral or other assets in which the Security Interest shall have terminated in accordance with the preceding sentence shall be transferred to Customer or its designee.

(c)           Northern Trust agrees that it will, at the request of Customer, use its best efforts to enter into an agreement substantially similar to this Agreement with another custodian acceptable to Northern Trust and NFS, and Northern Trust, NFS and Customer may thereafter use such other custodian to perform the functions of Custodian hereunder with respect to some or all transactions thereafter effected by Northern Trust on behalf of Customer.

(d)           In the event of any termination of this Agreement, upon request of NFS, Custodian shall provide written notice to NFS that the Special Custody Account has been closed on its books.

10.          NOTICES

Written communications hereunder shall be telegraphed, sent by facsimile transmission or hand delivered as required herein, or when another method of delivery is not specified, may be mailed first class postage prepaid, except that any Advice from Northern Trust or NFS may be sent by e-mail and written notices of termination shall be sent by certified mail, in each case addressed to the address of the party receiving such notice at the address set forth below (and permitted oral communications shall be directed to the telephone number which accompanies such address):

(a)	If to Custodian, to:	The Northern Trust Company
50 S LaSalle St.
Chicago, IL, 60675
Attn: Michael Lies

(b)	If to Customer, to:	Wilshire Mutual Funds, Inc. on behalf of
the Wilshire Large Cap Core Plus Fund
c/o Wilshire Associates Incorporated
1299 Ocean Avenue, Suite 700
Santa Monica, CA 90401
Attn: Jamie Ohl

With a copy to:

Attn: Legal Department

(c)	If to Northern Trust, to:	Northern Trust Securities, Inc.
50 S LaSalle St., B-12
Chicago, IL 60675
Attn: Sheila Dorman
312/444-5470

(d)	If to NFS, to:	National Financial Services LLC
200 Seaport Boulevard, Z2H
Boston, MA 02210
Attn: Chief Operating Officer

With a copy to:

Attn: Legal Department

Copies of data transmissions issued pursuant to section 2(k) should be directed to:
National Financial Services LLC
1000 Plaza 5
Jersey City, NJ 07311
Attn: Lewis Missuk
Tel: 201-915-7488
Email: Lewis.missuk@fmr.com

Reconciliation support and copies of Custodian’s monthly statements issued pursuant to section 2(i) above should be sent to:

National Financial Services LLC
200 Liberty Street (Mail Zone NY5H)
New York, NY 10281
Attn: Yasmin Coutinho, Director,
Tel: 212-335-5311
Email: Yasmin.coutinho@fmr.com

And

National Financial Services LLC
200 Seaport Boulevard, Z2H
Boston, MA 02210
Attn: Chief Operating Officer

Copies of Custodian’s confirmations issued pursuant to Section 3(i) above should be sent to:

Northern Trust Securities, Inc.
Attn: Sheila Dorman, Senior Vice President
50 S LaSalle St., B-12
Chicago, IL 60675

Northern Trust Company
Attn: Michael Lies, Senior Vice President
50 S LaSalle St., B-7
Chicago, IL 60675

Or, in the case of any party hereto, such other address and/or telephone number of which such party may notify the other parties hereto, sent to the other parties in accordance with this Section 10.

11.           GOVERNING LAW; JURISDICTION

(a)           This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.  In furtherance of the foregoing, Northern Trust, Customer and Custodian agree that, for all purposes of this Agreement (including for purposes of Section 9-103(6)(e) of Revised Article 9 and Section 8-110 of Revised Article 8), Custodian is the Securities Intermediary, and the State of New York shall be deemed to be the Security Intermediary’s jurisdiction.

12.           REFERENCES TO TIME OF DAY

All reference herein to times of day shall mean the time in New York City, New York, U.S.A.

13.           OTHER AGREEMENTS

In the event of any inconsistency between this Agreement and any other written, oral or other agreement, discussion or other communication regarding the subject matter hereof, the terms of this Agreement shall control; provided, however, that in the event of any disagreement between the terms of this Agreement and the Margin Agreement and/or Prime Brokerage Services Agreement concerning the subject matter of the Margin Agreement and/or Prime Brokerage Services Agreement, as applicable, the terms of the Margin Agreement and Prime Brokerage Services Agreement, as applicable, shall control as between Northern Trust, NFS and Customer.  Custodian is not a party to the Margin Agreement or Prime Brokerage Services Agreement and shall not be bound by the terms thereof; Custodian’s responsibilities with respect to the subject matter of this Agreement shall be solely as set forth in this Agreement.

14.           COUNTERPARTS

This Agreement may be executed in any number of counterparts and shall become effective at such time as all such counterparts have been executed by all of the parties to this Agreement and have been delivered to the other parties hereto.  Each copy of this Agreement that includes counterparts executed by another party to this Agreement shall constitute an original hereof.

15.           CAPTIONS/HEADINGS

The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.

16.           AMENDMENTS

No amendment of this Agreement shall be effective unless in writing and executed by the party against whom enforcement of such amendment is sought.

17.           REGULATORY CHANGES

In the event that there are changes in applicable regulatory requirements and/or regulatory or industry guidance concerning special custody accounts, such as the Special Custody Account, each party shall cooperate with the other parties to the extent reasonably necessary to address such changes.

18.           ARBITRATION

It is agreed by all parties that any controversy between the parties, arising out of or relating to this Agreement or the transactions contemplated hereby, shall be settled by arbitration, in accordance with the rules then outstanding of The Financial Industry

Regulatory Authority (FINRA). following a written demand for arbitration by one party upon the other parties.  The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in court, state or federal, having jurisdiction.

The parties are aware of the following:

(a)	Arbitration is final and binding on the parties.

(b)	The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of any ruling by the arbitrators is strictly limited.

(e)	The panel of arbitrators will typically include arbitrators who were or are affiliated with the securities industry.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)	the class certification is denied;
(ii)	the class is decertified; or
(iii)	Customer is excluded from the class by the court

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

WILSHIRE MUTUAL FUNDS, INC., on behalf of the Wilshire Large Cap Core Plus Fund

By: ______________________________________
Name:
Title:
Date:

NORTHERN TRUST COMPANY

By: ______________________________________
Name:
Title:
Date:

NORTHERN TRUST SECURITIES, INC.

By: ______________________________________
Name:
Title:
Date:

NATIONAL FINANCIAL SERVICES LLC

By: ______________________________________
Name:
Title:
Date: